Exhibit 10.2

[Translation for information purposes only]

CONCESSION AGREEMENT FOR THE OPERATION OF AIRPORTS IN
ARGENTINA, DATED AS OF FEBRUARY 9, 1998, BY AND BETWEEN
AEROPUERTOS ARGENTINA S.A. AND THE ARGENTINE GOVERNMENT

OFFICE OF THE HEAD OF THE CABINET

AEROPUERTOS ARGENTINA 2000 S.A.

CONCESSION CONTRACT

1.	PARTIES

The following are classified as parties:

1.1	Concession Grantor

The Argentine national government, here represented by the Head of the Cabinet of Ministers, Jorge Rodríguez, by virtue of the powers delegated by article 4 of Executive Order No. 375/97, establishing domicile at Balcarce 50, first floor, in Buenos Aires, Capital of Argentina.

1.2	Concession Holder

Aeropueitos Argentina 2000 S.A., a corporation in the process of formation, here represented by the Chairman of its Board of Directors, Eduardo Eurnekian (voter registration booklet No. LE 4086268), and the Vice-Chairman, Ángelo Nicoletti (Italian passport No 813271 L), with corporate headquarters and domicile established at Suipacha 268, 12th floor, in Buenos Aires, in accordance with public instrument No. 57 of January 28, 1998 and No 64 of January 29, 1998, recorded before Julian Novaro Hueyo, Notary Public.

1.3	Awardee

The artificial person or consortium of artificial persons to which a contract is awarded as a result of the bidding process, consisting of Società per Azioni Esercizi Aeroportuari (SEA), Ogden Corporation, Corporación América Sudamericana S.A., Società Italiana per le Imprese Miste all’Estero (SIMEST) S.p.A., and Riva Sociedad Anónima, Sociedad Inmobiliaria, Comercial, Financiera y Agropecuaria, all here represented by their attorney in fact and legal representative Maximo Luis Bomchil (voter registration booklet No. LE 8326959), who signs beneath the present instrument on behalf and as representative of and by virtue of powers of attorney from the aforementioned firms.

2.	BACKGROUND

The present contract is signed as part of the bidding process for the granting of a concession for the operation, management and functioning of Airport Group A, in accordance with the provisions of Decree Law No, 12507/56, as ratified by Law No. 14467; Law No. 13041, as amended by Law No. 21515; Law No. 17285; and Law No. 17520, as amended by Law No. 23696; and by the provisions of Executive Orders Nos. 375/97, 500/97 and 842/97, and Administrative Decision No. 60 of January 23, 1998.

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3.	DEFINITIONS

For all purposes under the present Contract, the terms indicated below, whether shown in singular or plural, have the following meanings:

3.1	Awardees

The Bidder designated as such by decision of the Competent Authority, as a result of the National and International Public Bidding Competition called by virtue of Executive Order No. 375/97.

3.2	Airport

An airport authorized by the competent authority as a port of arrival or departure; a certain area of land or water suitable for the arrival, departure and ground maneuvers of aircraft, open for public use on a permanent basis, on which there exist structures, aviation facilities and services such as to permit regular service for purposes of aviation activities, parking of aviation equipment and receiving or dispatching of passengers, freight and mail, in accordance with the provisions of the Aviation Code (Law No. 17285) and provisions amending or regulating the same.

3.3	International Airport

Airport used for operation of aircraft coming from or bound for a foreign country, where customs, immigration, border health and related services are provided.

3.4	Competent Authority

The National Airport System Regulatory Body (ORSNA).

3.5	Concession Grantor

The Argentine National Government.

3.6	Concession

The Authorization granted by the National Executive Branch to the Concession Holder to see to the operation, management and functioning of Airport Group A, under the terms of the Bidding Conditions and their accompanying Exhibits.

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3.7	Concession Holder

The corporation created by the Awardee which has signed the present Contract with the Head of the Cabinet of Ministers, subject to approval of the same by the National Executive Branch.

3.8	Contract

The present Concession Contract.

3.9	Effective Date

Date of publication in the Official Bulletin of the Executive Order issued by the National Executive Branch approving the Concession Contract.

3.10	Argentine Air Force (FAA)

Through the Air Regions Command, this is the body responsible for exercising control over safety/security matters, the providing of air traffic and/or air traffic control and/or flight protection services, regulation of aviation, the providing of communications, meteorological, rescue and lifesaving/salvage services and, in general, the technical aspects of the National Airport System.

3.11	Exclusivity

This means that neither the Concession Grantor nor any other national, provincial or municipal authority shall have the right to grant a concession for or to provide directly the service of operation, management and functioning of Airport Group A on the terms specified hereunder, effective as from the Effective Date.

3.12	Technical Expert

The shareholder in the Concession Holder which has furnished documentation of the qualifications required under subsection 6.3(a) of the Bidding Conditions.

3.13	Airport Group A

Subset of the National Airport System, consisting of the airports identified in Exhibit 5 accompanying the present Contract, which are included in the concession granted hereunder.

3.14	IATA

International Air Transport Association.

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3.15	ICAO

International Civil Aviation Organization.

3.16	Air Carrier

An Argentine or foreign public- or private-law natural or artificial person lawfully using an air craft on its own behalf, even if not for profit, in accordance with the provisions of Chapter VIII of Title IV of the Aviation Code.

3.17	ORSNA

The National Airport System Regulatory Body created by virtue of article 14 of Executive Order No. 375/97.

3.18	Master Plan

Document whose preparation shall be the responsibility of the party designated as Concession Holder, the same being submitted for approval by ORSNA. Such document shall indicate, for a period of 30 years, the projected development of each airport, the demand for aviation and nonaviation services, and the levels of satisfaction of such demand in accordance with international standards. The Master Plan shall incorporate the corresponding Investment Plan as one of its sections.

3.19	Concession Period

The term of the Contract, in accordance with the provisions of article 5 hereof. The Concession Period includes both the 30-year period running from the Effective Date, being the original term of the concession, referred to under section 5.1 below as the “Initial Period,” and any extension of the same that may have been granted; accordingly, “Concession Period” must be understood in such broader sense in every case in which the bidding documentation does not use the expression “original term” or “initial period,” or otherwise specify its duration.

3.20	Bidding Conditions

The Bidding Conditions of the National and International Public Bidding Competition giving rise to the present Concession Contract.

3.21	National Airport System (SNA)

The set of airports listed in detail in Exhibit III of Executive Order No. 375/97.

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3.22	Taking of Possession

Time as from which the Concession Holder is responsible for the operation, management and functioning of Airport Group A, in accordance with the Bidding Conditions and their accompanying Exhibits.

3.23	Order of Priority

For purposes of the interpretation and application of the bidding competition documents, the order of priority established by Executive Order No. 2037/91, amending Executive Order No. 1143/91, shall be followed.

Likewise, the following Exhibits shall be regarded as an integral part of the present Contract:

1.	Rate System
2.	Initial Rate Schedule
3.	Investment Plan
4.	Airport Standards / Quality of Service
5.	Listing of airports included in the bidding competition for the concession

3.24	Users

All persons making use of airport facilities and services.

3.25	Total Transportation Units

Unit of measurement of air traffic, derived from converting the number of passengers into weight unit equivalencies, at the rate of one terminal passenger equivalent to 100 kg of freight and/or mail.

3.26	Calculation of Time Limits

Except as otherwise expressed in the Bidding Conditions or the other bidding documentation, references in the present Contract to time limits counted in days shall be understood to be counted in calendar days.

If a due date falls on other than a business day, the performance due shall be deemed adequately discharged if the obligation is performed on the first business day following the due date.

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4.	PURPOSE

4.1	Exclusivity and Responsibility

As a consequence of the award made in the present National and International Public Bidding Competition, the Concession Grantor grants and the Concession Holder accepts the present concession for the operation, management and functioning of Airport Group A, on an exclusive basis, in accordance with the terms of the present Concession Contract and the provisions of section 3.5 of the Bidding Conditions and the regulations interpreting and supplementing the same.

To this end, the Concession Grantor, prior to the calling of the bidding competition, issued instructions to the pertinent dependencies of the national government to the effect that no new concessions were to be granted and/or existing concessions extended at the airports included in Airport Group A. Where necessary in order to ensure the continuity of services, the authorities were to resort to the mechanism of temporary permits for the providing of such services, Consequently, the granting of such temporary permits does not involve conferring any right upon the recipients of the same. The Concession Grantor guarantees the Concession Holder that the aforementioned permits shall not serve to enable the holders to contest the rights of the Concession Holder, the latter likewise being guaranteed the full use and enjoyment of the Concession on terms similar to those which would have existed if such permits had not been granted.

The Concession Grantor shall not authorize any alteration of airport infrastructure in the areas of influence of the National Airport System member airports in accordance with article 12 and article 17, section 34 of Executive Order No. 375/97, except pursuant to the terms of the Contract.

The concession is granted on a basis of Exclusivity, and the Concession Grantor shall under no circumstances have the right to lay aside this exclusivity clause and thereby affect the economic and financial equation of the Contract.

Under no circumstances shall the Concession Grantor be held responsible for the operation, management and functioning as to which a concession is granted under the present contract, or for maintenance and expansion of Airport Group A.

4.2	Scope

The Concession granted means that the Concession Holder shall assume exclusively the obligation of meeting any increase in demand within Airport Group A, subject to the quality specifications of ICAO/IATA, as specified under Exhibit 4 accompanying the present Contract, as well the obligation of making the investments provided for under Exhibit 3 accompanying the present Contract.

Any airport infrastructure work not duly approved by ORSNA shall be required to be demolished, in such manner as to leave the airport surface clean and vacant, unless an agreement is reached with the Concession Grantor whereby the latter accepts the same, with no right on the Concession Holder’s part to any charge or compensation.

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For all work, including demolition, authorization must be requested from ORSNA and the work must proceed in accordance with such instructions as the latter may issue, within the scope of the Concession Holder’s obligations deriving from the present Contract. Such demolition may come about on the initiative of the Concession Holder, the Argentine Air Force or ORSNA, but in all cases approval must be obtained in advance from ORSNA in order to carry out the work.

The Concession granted is at the Concession Holder’s sole risk. Likewise, the Concession Grantor assumes no responsibility of any kind for the Investment Plan for which the Concession Holder is responsible.

4.3	Additions and Decommissioning

Subject to the Concession Holder’s approval, ORSNA shall have the right to withdraw from Airport Group A any airports that may have fallen into disuse as a result of changes in market conditions. In due time, ORSNA shall establish methods of analysis such as to permit defining under what circumstances an airport shall be deemed to have fallen into disuse.

In such cases, ORSNA shall take into account the impact of airport service on the region concerned.

Likewise, Airport Group A shall include any airports that may come to be incorporated into the same by decision of ORSNA, subject to the Concession Holder’s approval.

4.4	Replacement of an Airport

During the Concession Period, the Concession Holder shall be permitted to propose for approval by ORSNA the replacement of one or more airports by constructing new airports. In such cases, the airports to be replaced must be returned and turned over to the Concession Grantor simultaneously with the placing in service of the new airport(s). The Concession Holder shall be required to demonstrate to ORSNA the resulting benefit to Users, in terms of price and quality of service.

In all cases in which airports are replaced, authorization must be obtained in advance from ORSNA or the authority having competent jurisdiction under applicable legislation. The basic criteria that will be taken into account by ORSNA for purpose of such authorizations are as appears from the Bidding Conditions, without prejudice to attention to such national airport policy considerations as may be established by the national government, as well as the rights acquired by the Concession Holder by virtue of the Concession Contract and applicable provisions of law. ORSNA may consider alternative solutions proposed by the Concession Holder, or proposed by ORSNA with the Concession Holder’s approval; in all cases, however, final approval shall require an express decision on the part of the latter body.

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Likewise, in all cases involving replacement of airports, it shall be the responsibility of the Concession Holder to arrange for all approvals and/or authorizations relating to locations and sites for the new airports, by ORSNA and the appropriate authorities. Any delay in obtaining the pertinent authorizations shall not be regarded as constituting grounds for postponements in the construction schedule for the new airports, unless the Concession Holder demonstrates to the satisfaction of ORSNA that the cause of such delay is not imputable either to the Concession Holder itself or to any interposed third party for which the Concession Holder is responsible.

Infrastructure and equipment quality standards must tend to improve upon those currently offered by the airports to be replaced, and in no case shall be inferior thereto.

5.	CONCESSION PERIOD

5.1	Initial Period

The Concession Grantor grants the concession for the operation, management and functioning of Airport Group A for a term of 30 years, running from the Effective Date.

5.2	Additional Term

The Concession Grantor shall have the right to extend the Concession for an additional term of up to ten years, reserving the right to maintain, modify or eliminate exclusivity, and subject to fulfillment of the following conditions:

(a)	The Concession Holder must request an extension from the Concession Grantor at least 18 months prior to expiration of the Concession Period, specifying the additional term requested.

(b)	The National Executive Branch must grant the extension requested, pursuant to a recommendation from ORSNA, indicating the term for which the same is granted.

5.3	Extension

Without prejudice to the provisions of the foregoing paragraphs, ORSNA shall have the power to require the Concession Holder to continue the Concession Contract for a term not to exceed 12 months, counting from the expiration of the Concession Period. In order to do so, ORSNA shall be required to give valid notice of such demand to the Concession Holder at least six months in advance of expiration of the Concession Period.

If the Concession is extended, the Concession Grantor shall consider the effect of such extension on the economic and financial equation of the Concession, taking into account for this purpose the fact that the recovery of investments should have taken place during the original term of the Concession.

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6.	RULES GOVERNING PROPERTY

The Concession Holder shall be required to assume the costs incurred by it as a result of transfers of property and Taking of Possession.

6.1	Transmittal

The Concession Grantor tenders or assigns – as appropriate – the property to the Concession Holder on the following terms:

6.2	Chattel Property

The National Government transfers to the Concession Holder all of the chattel property included in the inventory to be drawn up as a consequence of each Taking of Possession, in accordance with the terms of the bidding documentation.

At the end of the Concession, the Concession Holder shall assign free of charge to the Concession Grantor all of the chattel property being used by the former in providing the services, so as to make possible the continued providing of service by government bodies and dependencies or a future concession holder, on the same terms and with no change in the level of quality thereof, Property as defined in this case shall not include any goods that may be held for sale or exchange.

6.3	Real Property

6.3.1	Transfer of Use

The award involves the granting to the Concession Holder of custody of the real property located within the perimeter of each airport, as identified on the record to be drawn up at the time of the pertinent Taking of Possession.

The granting of custody of property as alluded to under the preceding paragraph includes, in addition to use, the safekeeping and upkeep of the property, without prejudice to such wear accused to the same merely by the passing of time and proper use of the same, provided, however, that nothing herein shall operate to vitiate any maintenance or other obligations assumed by the Concession Holder in accordance with the present Contract and the rest of the bidding documentation. Notwithstanding the foregoing, ORSNA shall be required to respect the provisions of the Concession Contract and the rest of the bidding documentation, its authorization being required for any activities not expressly provided for therein, as well those which, being provided for, are subject to the requirement that such authorization be obtained.

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6.3.2	Assignment of Use

The Concession Holder shall have the right to assign, for consideration or otherwise, the use of part of the real property made available for the Concession Holder’s use under the present Contract. In this regard, the Concession Holder shall have the right to enter into rental, commodatum [gratuitous bailment] or other similar contracts concerning the real property received. All assignments made by the Concession Holder must be reported in advance by the latter to ORSNA, which shall have the power to contest the same when the consideration for the assignment is lacking or unrealistically low, and the assignment is not warranted from the standpoint of the management, operation or functioning of the airports.

6.3.3	Obligations

The Concession Holder shall be required to use the real property mainly for providing airport service on the terms authorized by ORSNA as to the activities involved. Use of the property must be such as fully to meet airport service needs. The property may also be used at the same time for other activities relating to airport activity, subject to the proviso that the designated purpose of the present Concession Contract shall not be affected as a result.

As to real property received from the Concession Grantor by commodatum, the Concession Holder must pay all taxes, official charges and utility service charges payable by the Concession Holder in its capacity as such, and accruing after the Taking of Possession, without prejudice to its fulfillment of all of the other obligations inherent in commodatum.

The obligation mentioned in the preceding paragraph does not include real property tax, payment of any such tax due being the responsibility of the property owner.

6.3.4	Destruction of Property

In the event that for any reason, any property is destroyed in whole or in part, regardless of whether such destruction is caused by the Concession Holder itself, its employees or contractors, or third parties, the resulting damages shall be borne and repaired entirely by the Concession Holder, with the exception of those cases in which the latter can validly assert the defense of an act of God or force majeure, and in no case shall the latter have the right to demand of the Concession Grantor or ORSNA that the same be replaced or repaired, or to assert against either a claim for indemnity or compensation of any kind for the damages caused. Without prejudice to the foregoing, the Concession Holder shall be required to take out insurance covering risks to the extent established in the aforementioned [sic] point 17.

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The limitation stated above shall not bar the bringing of actions for compensation of damages or actions of any other kind which the Concession Holder may deem appropriate against the parties that caused or are responsible for the aforementioned damages, whether public or private, governmental or nongovernmental.

The Concession Holder shall not be required to replace or repair any property that proves unnecessary to the proper fulfillment of the obligations assumed by the Concession Holder, or proves to be superfluous, obsolete or redundant.

In none of the aforementioned cases, with the aforementioned exception of acts of God or force majeure, shall Concession Holder be excused from replacing or repairing the property destroyed in whole or in part, without prejudice to any actions for compensation of damages or actions of any other kind which the Concession Holder may deem it appropriate to bring against the parties which caused or are responsible for these damages.

Inasmuch as the Awardee formulated its bid based on its own evaluation and research, likewise receiving the property “as is,” all of the foregoing with no right to any claim of any kind, any assertion on its part of a warranty against hidden defects shall be under stood to be precluded.

6.3.5	Legal Impossibility of Continuing Use of Property

When any circumstances now in existence or coming to exist in the future makes legally impossible the continued use of any given property by the Concession Holder, the latter shall be required to return such property to the Concession Grantor.

In such event, the Concession Grantor shall not be liable for any damages that may be caused to the Concession Holder.

When loss of the use of property substantially affects the economic and financial equation of the Concession, the Concession Grantor shall be required to replace the property concerned with other similar property, or, alternatively, to adjust the economic and financial equation of the Contract to allow for the new circumstances, to the extent of the proven effect of the same.

The circumstances giving rise to the legal impossibility of continued use of the property by the Concession Holder must be beyond the Concession Grantor’s control, or must be the result of acts grounded on considerations of public interest or force majeure.

If assets appointed to airport activity under the terms indicated in the Contract are determined during the Taking of Possession to be missing or destroyed, and such assets are not essential, their absence or destruction shall not operate to bar the obligation to take possession or to give rise to a claim of any kind. Assets are to be regarded as nonessential if the absence or insufficiency thereof does not impede the continued operation of the airport on the same terms as up to the moment of the Taking of Possession of the same, or, in the case of those whose absence or insufficiency does represent an impediment, if the providing, creation or improvement of the same is the responsibility of the Concession Holder.

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All property found within Airport Group A at the time of termination of the Concession Contract, whatever the reason for its presence, shall be presumed as of that time (except if proven otherwise by the Concession Holder) to be the property of the Concession Grantor, and shall be required to be transferred to the latter without charge, in accordance with the terms indicated under the Concession Contract.

While the Concession Holder cannot transfer a better right than it received from the Concession Grantor, the Concession Holder shall be responsible for taking precautions to see that the provisions of the present subsection are respected and enforced under any contracts it may enter into with third parties.

6.3.6	Relations with the Argentine Air Force

The Concession Holder shall grant free of charge to the Argentine Air Force, at each airport, the spaces necessary for purposes of the carrying out of the latter’s specifically assigned functions.

Likewise, for purposes of carrying out its functions, the Argentine Air Force shall have freedom of access and movement within airport facilities for which the Concession Holder is responsible, subject to notice to the personnel designated for such purpose.

Inasmuch as the specific functions of the Argentine Air Force include, in addition to those listed in the bidding documentation, the functions established under the laws of Argentina, including national defense, the Concession Holder shall be required to be governed at all times by the consequences of such laws and the regulatory provisions deriving therefrom.

7.	CORPORATE STRUCTURE

7.1	Designated Corporate Purpose

During the Concession Period, the Concession Holder must have as its sole designated purpose the providing of the service of operating, managing and seeing to the functioning of Airport Group A, in accordance with the terms of all of the bidding documentation.

7.2	Restrictions

The shares of the corporation entering into the present Contract as a Party shall not be pledged or encumbered without authorization in advance from ORSNA. The pledging or refraining from pledging shares or other assets shall not be regarded as a condition precedent for fulfillment of investment commitments, and shall not serve as justification for failing to fulfill these commitments in a proper and timely manner.

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The Concession Holder’s shareholders of record shall not be permitted to change their holdings or sell their shares during the first five years following the Effective Date. Thereafter, they shall not be permitted to change their holdings or sell shares without prior approval from ORSNA. In such case, the Concession Holder shall be required to prove to the regulatory body that neither airport service nor investments will be affected.

7.3	Technical Expert

During the initial five-year period, the Concession Holder shall be required to maintain the technical assistance commitment established with the shareholder that furnished proof of qualifications as specified under subsection 6..3(a) of the Bidding Conditions.

This technical assistance commitment must be on record with ORSNA, for purposes of oversight and auditing, and no change in the same shall be permitted without ORSNA’s approval.

ORSNA shall have the right to approach the Technical Expert directly for the purpose of requesting such reports as ORSNA may deem appropriate with regard to technical aspects of the Contract.

8.	ACCOUNTING

The Concession Holder shall be required to keep its books in accordance with accounting principles accepted in Argentina, in such form and in accordance with such specific accounting standards as may be pre-established by ORSNA.

9.	INFORMATION

Upon ORSNA’s request, the Concession Holder shall be required to supply all details of costs and revenues in fully itemized form, as to all of the services and facilities provided by the Concession Holder.

At the request of the Concession Holder, ORSNA may declare the information furnished by the Concession Holder confidential.

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10.	INVESTMENT PLAN

10.1	Fulfillment

It is the exclusive responsibility of the Concession Holder to make the investments offered in the pertinent National and International Bidding Competition, on the schedule likewise offered, as appended to the present Contract as Exhibit 3.

The investments to be made must in all cases be designed to cover increased demand and associated needs within Airport Group A, as well as to meet the minimum standards specified by ICAO and IATA.

The investment commitments for each airport, as included in the Investment Plan, may be modified, provided:

1.	The modifications are included in the duly approved Master Plan.

2.	The total amount for each year does not change.

3.	The commitments assumed by the national government under the agreements signed with provincial and/or municipal governments for the assignment of the use of the airports included in the Concession are not affected.

Likewise, the Investment Plan must provide for replacement of the Jorge Newbery airport in the city of Buenos Aires prior to year 7 of the Concession, by means of either a new or an existing airport capable of meeting the airport demand needs of the city of Buenos Aires over the term of the Concession, whether by absorbing such demand at an existing airport or proposing a new one. In the latter case, only investments of a strictly airport- related nature shall be taken into consideration, and not those of a supplementary nature, which must be proposed at the time of evaluation of the preliminary project design for the site concerned.

The Concession Holder shall not be obligated to fulfill the Investment in Increased Capacity requirements at the airport to be replaced, provided the dates scheduled for construction of the new airport are respected. In such event, it shall be under stood that the Investment in Increased Capacity so omitted shall become part of the investment to be made in the new airport. Meanwhile, the replacement of the Jorge Newbery airport must cover and adequately meet the demands of present and anticipated future airport service to and from that airport.

This situation shall be governed by all of the provisions of section 3.17 of the Bidding Conditions, and by the provisions of section 4.4 of the present Contract.

With the express approval of ORSNA, the Concession Holder may postpone part of the investments scheduled for a given year, but in such case it shall be required to make a bank deposit in the amount originally committed to the investment so postponed, in accordance with such instructions as may be imparted to the Concession Holder by ORSNA to this end. Interest earned on such deposit shall be regarded as an increase in the royalty and credited accordingly to the Concession Grantor. The provisions of the present paragraph shall not be deemed to constitute a change in the provisions relating to the performance guarantee covering the commitments assumed under the Investment Plan, but the fines prescribed for delays in the schedule contemplated under the Investment Plan shall not apply as to those investments whose postponement has been authorized, for the duration of such postponement.

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In order to evaluate the Concession Holder’s fulfillment of investment commitments during the first three one-year periods, and taking into consideration the fact that the Concession Holder has up to 360 days to complete the Taking of Possession of all of the Group A airports, the Concession Holder shall be deemed to be fulfilling investment requirements provided it has invested, as of the end of such three periods running from the Effective Date of the Concession Contract all of the sums contemplated for the three periods, in the manner explained in the preceding paragraph.

Investments scheduled for 1997 are to be regarded as pertaining to the first period beginning with the Effective Date of the Concession Contract, Investments scheduled for 1998 shall pertain to the second period, and so on. To this end, each period shall be regarded as consisting of one calendar year. The Tucumán and Viedma airports shall not become part of Airport Group A until the end of the first period; for this reason, the investment calendar for these airports shall begin to run with the second one-year period of the Concession.

10.2	Guarantees

In order to guarantee the faithful fulfillment of the Investment Plan included in Exhibit 3 accompanying the present Contract, the Concession Holder submits hereupon a guarantee for the first five years of the Concession Period, on the terms established under the Bidding Conditions, for renewable periods of 30 months, in the amount of 10% of the investment amount for the period concerned.

Between years 5 and 10 of the Concession, the investment percentage to be guaranteed may be reduced by half, subject to approval in advance from ORSNA. Thereafter, ORSNA shall set the percentage to be guaranteed. In all cases, ORSNA shall base its decision on the degree of fulfillment of the Concession Holder’s obligations.

Any renewal of this guarantee must include both the amount of the investments remaining to be made for the then current one-year period, and the amount of the investments scheduled for the next 30 months covered by such [renewal of the] guarantee.

11.	MASTER PLAN

The Concession Holder shall be required to prepare a Master Plan for each of the airports included in Airport Group A, in accordance with ICAO/IATA specifications.

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Such Master Plan shall be submitted for approval by ORSNA within 24 months of the Effective Date, and shall reflect the investments to be received by each of the airports. The Master Plan shall in no case be permitted to reduce the total investment amount to which the Concession Holder is committed under its Investment Plan.

Once approved by ORSNA, the Master Plan for each airport may be amended only with approval in advance from ORSNA.

Master Plans shall be submitted for the term of the Concession Contract, and shall be adjusted by the Concession Holder when the following contingencies arise:

-	At airports with traffic exceeding 500,000 passengers per year, the Master Plan shall be updated at ten-year intervals, unless the airports concerned experience a difference on the order of 20% between actual passenger volume and that originally projected under the pertinent Master Plan.

-	At airports with traffic of less than 500,000 passengers per year, the Master Plan need not be updated unless the airports concerned experience a traffic volume differing by more than 50,000 passengers from that projected at the time of preparation of the pertinent Master Plan.

12.	ARGENTINE AIR FORCE – RESERVATION

On the premises of each airport, the National Government, through the Argentine Air Force, shall retain responsibility for the following functions:

12.1	Operating Functions

(I)	Administer and operate air navigation, as regards flight safety, air traffic control and communications.

(II)	Provide public weather service.

(III)	Direct, supervise and establish formal procedures, systems and regulations as regards air navigation aids, air safety and acceptance testing thereof.

(IV)	Track the Concession Holder’s investments in the areas for which it [the Air Force?] has exclusive responsibility.

(V)	Designate the Head of Airport for each airport, to exercise the authority appropriate to this position at such airport. The Head of Airport shall provide cooperation and consultation in those areas in which it is necessary to coordinate tasks with the Airport Manager designated by the Concession Holder at the Group A airports.

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12.2	Oversight Functions

(I)	Certify, register and supervise the aviation infrastructure.

(II)	Establish standards and regulations relating to operating certification for all SNA member airports.

(III)	Certify, register and supervise aviation personnel, flight equipment and related activities.

(IV)	Establish standards and guidelines relating to the qualifications for aviation professional technical personnel in their various categories and fields of specialization.

(V)	Establish standards and guidelines concerning the issuance of licenses to air and ground aviation technical personnel in their various categories and fields of specialization, as well as the assignment and issuance of national registrations, certificates of airworthiness and flight permits, within the scope of its jurisdiction, and all matters concerning the National Aircraft Registry.

(VI)	Supervise compliance with technical and physical/psychological standards and requirements prescribed for aviation ground and air personnel.

(VII)	Within the scope of its functions, certify, register and supervise public and private airfields, proposing and/or issuing standards for the operation thereof.

(VIII)	Supervise and monitor all matters relating to compliance with technical standards and requirements to be met by aircraft and related equipment, including the maintenance thereof.

(IX)	Supervise all matters relating to issuance of registrations and certificates of airworthiness.

(X)	Certify, register and supervise Argentine civil aircraft, the components thereof, and establishments devoted to the construction and/or repairing of the same.

(XI)	Supervise all matters concerning compliance with standards issued by the International Civil Aviation Organization (ICAO) as regards air navigation and operating problems relating thereto.

(XII)	Maintain and keep up to date the Register of Issuances of Registrations and Certificates of Airworthiness, as well as the Air craft Title Register.

(XIII)	Assume responsibility for the health care response in the event of air emergencies, without prejudice to the Concession Holder’s obligation to place at the disposal of the Air Force all resources for which the former is responsible (first aid medical services, means of clearing debris, fire prevention and firefighting in the areas under its control, platform personnel and any other resources that may prove necessary to deal with the emergency).

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(XIV)	Provide fire extinguishing services when the same are needed in connection with an aviation accident, in accordance with Executive Order No. 934/70.

12.3	Safety/Security Functions

(I)	Without prejudice to the powers of the Concession Holder as regards safety/security, act as air police and exercise jurisdictional and safety/security police functions within the territorial areas and as to the subject matter encompassed by the existing regulatory framework, at international airports.

(II)	Establish the guidelines, standards, procedures and other formal requirements as regards air navigational aids, air safety and acceptance testing thereof.

(III)	Establish Argentina’s airlanes and publish airlane charts.

(IV)	Promulgate standards for the prevention of accidents in the field of civil aviation and investigate incidents, establishing the cause and origin of the same.

(V)	Direct and supervise operations relating to “Rescue and Lifesaving/Salvage” at airports and “Search and Rescue” nationwide.

(VI)	Coordinate with the Concession Holder as to considerations relating to the safety/security of the areas for which the Concession Holder is responsible.

13.	OBLIGATIONS OF THE CONCESSION HOLDER

The Concession Holder shall have the right to manage and operate, directly or through third parties, under the Concession Holder’s exclusive responsibility and at its expense and risk, of all business, industrial and service activities relating to and/or connected with airport activity.

Without prejudice to the foregoing, the Concession Holder shall fulfill the following obligations:

(I)	Ensure equality, freedom of access and nondiscrimination as to the use of airport services and facilities on the terms established under the Bidding Conditions and provisions explaining and supplementing the same.

(II)	Take all measures within its power to ensure that the functioning of Airport Group A is compatible with the normal development of community life, environmental protection, national and international provisions to combat narcotics trafficking and drug abuse, and national defense.

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The obligation to take all measures within the Concession Holder’s power, as provided for under the preceding paragraph with regard to the matters mentioned under the present subsection, is that deriving, for every resident of Argentina in general and for administrators of public service establishments in particular, from the laws applicable to the subject matter in question. This does not mean that authority vested in the pertinent government agencies is in any way being transferred to the Concession Holder.

(III)	Carry out the Master Plan approved by ORSNA, in order to satisfy the demand for aviation and nonaviation services.

(IV)	Operate airport services and facilities in a reliable manner, in accordance with applicable national and international standards, in accordance with the provisions of Exhibit 4 accompanying the present Contract.

(V)	Make investments in airport infrastructure, in order to meet future air traffic demand requirements, in accordance with the applicable Investment Plan. Within the Investment Plan, the provisions of the third paragraph of section 10.1 of the present Contract shall be observed.

(VI)	Carry out maintenance of Airport Group A, in order to satisfy the demand for aviation and nonaviation services, being responsible in this connection for maintenance of all airport facilities except those used by government bodies in the areas assigned and/or reserved to them.

(VII)	Extend or expand the facilities where desirable in terms of airport service needs, in accordance with Master Plan and the Investment Plan.

(VIII)	Install, operate and maintain the facilities and/or equipment in such manner as to prevent the same from constituting a public safety hazard, respecting the standards applicable to the subject matter in each case.

(IX)	Act in a manner consistent with the objective of preserving and/or improving the ecosystems involved in the course of its activities, complying with environmental protection standards currently in effect and those coming to be established in the future, and evaluate technically, at the Concession Holder’s own expense, the environmental impact that may be produced by the construction work contemplated for purposes of the fulfillment of the present Contract, carrying out the appropriate studies and tests.

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The Concession Holder shall not be responsible for environmental damage or contingencies or repairs to the facilities deriving from activities predating the Taking of Possession. Effective upon the Taking of Possession, the Concession Holder shall be responsible for environmental pollution caused by its own activities or by environmental situations supervening as from that time, and for fulfilling the obligations stipulated in the first paragraph of the present subsection. Without prejudice to the foregoing, and until such time as the Phase 2 studies referred to below are carried out, the Concession Holder shall not be required to assume responsibility for environmental situations already in existence as of the time of the Taking of Possession, on the terms hereinafter specified in this section.

The Concession Holder may propose the studies to be conducted in phase 2, for which ORSNA is responsible, at airports requiring the same. The studies to be conducted shall be abonados [vouched for? paid for?] by ORSNA, which may take into consideration the Concession Holder’s opinion concerning the same.

Provided they have been approved and/or authorized by ORSNA, any expenses incurred by the Concession Holder as a consequence of correction of the effects of environmental situations existing prior to the Taking of Possession or reconstruction deriving from the same shall be deducted from the first royalty payment following approval of the pertinent work certificates.

(X)	Refrain from abandoning in whole or in part the providing of airport service or the facilities intended for or appointed to use in the providing of the same, except with approval in advance from ORSNA.

(XI)	Refrain from offering advantages or preferences to users and/or service providers (the latter being understood to consist of all private parties which, under a formal contract or other type of relationship with the Concession Holder, are authorized to provide goods and/or services on airport premises) at the facilities for which it is responsible, except as warranted by the status of the party receiving the same.

(XII)	Pay the royalty, in accordance with the provisions of article 17 of the present Contract.

(XIII)	Place at the disposal of ORSNA all documents and information necessary or requested by ORSNA for purposes of verifying compliance with the Contract and any applicable regulations, complying with such requests as ORSNA may make to this end.

(XIV)	Provide, in the areas under its control, fire prevention, fighting and extinguishing services at Airport Group A, directly and/or through third-party specialists, approval being required from ORSNA as to the degree to which these duties are being discharged. The services for which the Concession Holder is responsible, without prejudice to the cooperation which the Concession Holder and its personnel are required to provide in the event of any emergency, shall cover only fires other than those classified by Executive Order No. 934/70 under the category of “aviation accidents,” investigation and prevention of which are the responsibility of dependencies of the Argentine Air Force. The obligations with which the Concession Holder is charged as regards fires on airport premises relate to the precautions to be taken for the prevention and extinguishing of the same apart from the cases mentioned above. To this end, the Concession Holder must have at each airport sufficient and suitable equipment and trained personnel, provided either by the Concession Holder itself or by third parties, without prejudice to the possibility of calling for assistance from any public or private fire departments that may exist, so as to provide all measures conducive to the maximum possible safety for persons and property on the aforementioned airport premises. The requirements to be met by the Concession Holders to this end shall be established and/or approved by ORSNA depending on the type of airport concerned, its passenger and freight traffic and such other circumstances as ORSNA may deem pertinent, in accordance with such regulations and guidelines for the prevention and combating of fires as may have been established by the competent authorities.

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(XV)	Comply with the provisions and regulations emanating from ORSNA.

(XVI)	Respect the provisions of the Argentine Constitution, international treaties to which Argentina is a party and laws and regulations issued by the national authorities, including in particular the body or bodies designated to perform the tasks of auditing and overseeing airport project work and activities, with express waiver of any claim to legislative, judicial or arbitration-related extraterritoriality. In connection with all aviation or non-aviation activities, the Concession Holder shall be required to respect any national, provincial or municipal rules or regulations applicable to the airport premises covered by the concession.

(XVII)	Keep Airport Group A open and/or operable during the hours established for each airport by ORSNA Until ORSNA decides on this matter, airports must be operable 24 hours a day, with the exception of those airports whose low numbers of daily operations do not warrant, in the judgment of the Concession Holder, such extensive operating hours. In this event, the airports concerned shall be limited to a schedule sufficient to meet their actual operating needs, ORSNA being vested with jurisdiction to grant exceptions and/or set operating hours.

(XVIII)	Ensure the ability of the National Government to exercise its powers relating to operation of the airports covered by the present Contract, necessarily including:

1.	Reserving to the Argentine Air Force the providing of air traffic and/or air traffic control and/or flight protection services and imposition and collection of the applicable rates and charges, as determined by ORSNA.

2.	Determination of the spaces and areas within airports whose use is to be reserved to agencies and dependencies of the National Government, as well as the rules applicable to use of airport infrastructure by government aircraft, including military aircraft, by virtue of their specific functions, the same to be exempt from the payment of charges, and operation of the same to be ensured in accordance with service needs.

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3.	[Reserving] to agencies and dependencies of the National Government powers over the operation and use of airport facilities in emergency situations designated by the National Executive Branch.

4.	Providing free of charge to government agencies and dependencies with powers over and/or a direct or indirect connection with airport activity, physical spaces as reasonable and necessary for purposes of providing their respective services (for example, Customs and Immigration). Additional space requirements on the part of public bodies must be satisfied on terms coordinated by ORSNA as to need and reasonableness.

Maintenance of spaces provided free of charge to government agencies and dependencies shall be the responsibility of the same, except as otherwise agreed between the parties. In this regard, the last part of article 43 of Executive Order No. 1674/76 shall apply.

The government bodies to which the present subsection refers, as well as their respective functions, are as determined by applicable laws and regulations, the latter being deemed to include, insofar as the Concession Holder is concerned, the bidding documentation in its entirety.

(XIX)	See that charges for transportation to airports, from and to points of origin [sic] are reasonable and fair in the case of such means of transportation as the Concession Holder may provide or offer either directly or through third parties under contract or authorization, even though not obligated to do so, likewise seeing that the charges to be collected by the Concession Holder (free minutes within airport and hourly parking) are as low as possible, in order that such benefit may be passed on to users, within the framework of free competition.

(XX)	Make all investments necessary for the construction of new project work and/or remodeling and/or repairs and/or expansion necessary to bring the airports covered by the present bidding competition to acceptable levels of quality as to infrastructure, technological equipment, functionality and operation, and/or the carrying out of all necessary maintenance and upkeep tasks, in accordance with the requirements included in international treaties signed by Argentina with respect to civil and commercial aviation, as well as to achieve compliance with recommendations emanating from the competent international bodies. The Concession Holder shall likewise be required to comply with the provisions of Argentine laws and regulations applicable to airports and air fields, within the framework established under the Bidding Conditions and their accompanying Exhibits.

(XXI)	Make the investments necessary in order’ to attend efficiently to the growth and development of domestic and international passenger, freight and postal air traffic.

(XXII)	Implement, equip and operate emergency and first aid medical services on the premises under its control, in accordance with ICAO standards and recommendations.

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In accordance with Part 7 (Emergency Planning at Airports) of the ICAO Airport Services Manual (Exhibit 14), deployment of all resources in the event of an aviation emergency shall be the responsibility of the Head of Airport designated by the Argentine Air Force, the latter assuming responsibility for the health care response to such emergency, without prejudice to the Concession Holder’s obligation to make available all resources for which it is responsible, such as first aid medical services, means of clearing away débris, fire prevention and firefighting in the areas under its control, platform personnel and any other resources that may be necessary to the implementing of the aforementioned Emergency Planning.

(XXIII)	Adopt any airport safety measures necessary to safeguard the integrity of persons and/or things passing through the areas under the Concession Holder’s control, without prejudice to the jurisdiction conferred by law on the national authorities on airport premises.

(XXIV)	None of the activities to be engaged in by the Concession Holder, whether or not enumerated above, shall adversely affect airport safety/security.

(XXV)	Carry out all measures and actions necessary to ensure continuity in the providing of the services covered under the terms of the concession, and maintenance of the airports involved in optimal operating condition, likewise assuring users of safe and comfortable conditions during use of the facilities.

(XXVI)	Maintain the existing pricing and quality conditions, and the existing legal relationships, as to the supplying of fuels and lubricants to the aircraft of Air Carriers, except as expressly otherwise agreed upon between the parties and/or authorized by ORSNA, as applicable.

(XXVII)	Hire, under the provisions of the Employment Contracts Act, the qualified personnel to be employed effective upon the Taking of Possession, in order to ensure the uninterrupted providing of services, bearing in mind that the concession granted hereunder does not operate to transfer to the Concession Holder the personnel currently assigned to airport service, whatever their employment relationship. For this reason, any labor or employment-related obligation relating to personnel providing airport services prior to the Taking of Possession of each airport shall be the responsibility of the entity then employing such personnel, no responsibility attaching to the Concession Holder with respect to the same.

(XXVIII)	Hereby assume responsibility for payment of professional fees, both fixed and contingent, to the Financial Advisor and Rate Consultant UBS Securities LLC (Union Bank Switzerland), as mentioned under section 3.18 of the Bidding Conditions, in respect of the Bidding Competition that gives rise to the present Contract, thus releasing the national government from such obligations, the same being irrevocably assumed by the Concession Holder.

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(XXIX)	Respect any agreements and stipulations that may have been entered into by the national government with regard to the assignment of use and/or transfer of the management and operation of airports for purposes of the incorporation of the same into Airport Group A as contemplated by the present Contract, in accordance with the terms of section 3.20 of the Bidding Conditions and the provisions interpreting and supplementing the same.

(XXX)	Designate the Airport Manager for each Group A airport, to exercise the authority of such position at such airport, the same being required to cooperate and consult, in those areas in which the coordinating of tasks may prove necessary, with the Head of Airport designated by the Air Force.

(XXXI)	To agree with ORSNA, which shall call upon the Concession Holder for the purpose, on the schedule for the Taking of Possession of the various Group A airports, being required to carry out the Taking of Possession of those airports which had traffic of more than 1 million passengers in 1996 within 90 days of being called upon by ORSNA to do so, and that of the remaining airports within 360 days of the same event, a record being drawn up of each such Taking of Possession. The Concession Holder shall receive the property in “as is” condition.

14.	OBLIGATIONS OF CONCESSION GRANTOR

It is the obligation of the Concession Grantor to guarantee to the Concession Holder the exclusivity of the present Concession Contract for such term and subject to such conditions as may be determined by the bidding documentation in its entirety.

15.	ACTS OF GOD OR FORCE MAJEURE

The existence of an act of God or force majeure as provided for under Argentine law shall release the parties from all responsibility for the obligations they have assumed, absent an express reservation to the contrary.

16.	RATE MECHANISM

For the first five years of the Concession, the prices for aviation services for which the future Concession Holder shall be responsible as from the Effective Date shall be as established under Exhibit 2 accompanying the present Contract.

Without prejudice to the terms established for existing concessions, prices for nonaviation services not included in the aforementioned Exhibit 2 shall be established freely by the parties, in accordance with the provisions of the bidding documentation.

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The rate schedules approved by ORSNA constitute maximum amounts that must be respected by the Concession Holder in billing for services provided to users and Air Carriers.

During the term of the concession, the applicable Rate Mechanism shall be that appearing in Exhibit 1 accompanying the Concession Contract, or any other coming in the future to be approved by ORSNA.

The Concession Holder shall have the right to propose to ORSNA, at such intervals and in such manners as the latter may establish, the setting of rates for arrangements not originally contemplated, when implementation of the same represents technical and financial improvements in the providing of service for Users and/or Air Carriers and/or the Concession Holder. These proposals may be submitted once five years have elapsed following the Effective Date Likewise, ORSNA shall ordain such measures as circumstances warrant.

In accordance with the Initial Rate Schedule appearing in Exhibit 2 accompanying the present Contract, the Concession Holder shall collect the following aviation charges:

-	Landing Charge.
-	Aircraft Parking Charge.
-	Airport Use Charge.
-	Telescoping Boarding Tube Use Charge.

Meanwhile, the following aviation charges shall be collected by the Air Regions Command and other official bodies:

-	Safety/Security Charge.
-	Immigration Charge.
-	En Route Flight Protection Charge.
-	Landing Support Charge.

Except as otherwise agreed in advance, billing, administration and collection of charges payable to the Argentine Air Force or other official bodies shall not be the responsibility of the Concession Holder.

17.	ROYALTY

The Concession Holder shall be required to pay the Concession Grantor, by way of an annual royalty, the amount resulting from combining the basic royalty, adjustments, updates and arrangements hereinafter provided for.

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17.1	Amount

(a)	The annual royalty amount offered by the Awardee in its final financial bid, hereinafter the “basic royalty,” namely $171,121,000, payable by the Concession Holder one-half at the end of each six-month period, in U.S. dollars.

(b)	To this end, the payment dates are hereby established as being no later than 30 days after the end of each calendar half-year; that is, June 30 and December 31 of each year.

(c)	In order to determine the amount payable by way of basic royalty at the end of the first half-year of the Concession, as well as for purposes of the updating provided for, the reference date shall be deemed to be the date of the taking of possession of all Group A airports, or the date on which a period of 180 days elapses following the Taking of Possession, whichever is earlier.

(d)	In the event that the end of the first calendar half-year following the reference date does not coincide with the elapsing of a full six months [of the Concession], the amount payable by way of basic royalty on such date as provided for under (b) above shall be prorated for the time elapsed since the reference date. The same principle shall apply, where appropriate, to the determination of the amount of the last basic royalty payment at the end of the Concession, counting the time elapsed from the closing date of the six-month period immediately preceding.

(e)	The criterion applied for purposes of updating the basic royalty shall be the change in the Producer Price Index for Finished Goods, Seasonally Adjusted – Total (PPI), published monthly by the Bureau of Labor Statistics of the United States Department of Labor, between the month of December of the year in which the reference date referred to under (c) above falls (the same being regarded as the “PPI base year “), and December of the year for which the update adjustment is to be calculated. Such update adjustment shall be applicable beginning with the year following that taken as the base year, until the end of the Concession.

(f)	Beginning with the sixth calendar year, counting from the reference date, changes in air traffic at Airport Group A, measured in Total Transportation Units (UTG), shall be incorporated into the update adjustment provided for under the preceding subsection. For purposes of this provision, the fifth calendar year shall be regarded as the “UTG base year.”

(g)	The following algebraic expressions shall be used to determine the update adjustments provided for under (e) and (f) above:

Through the fifth calendar year:

Ii = ((Pi / P0) – 1) x 100

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Beginning with the sixth calendar year:

Ii = (((Pi’ / P0) x (Ti’ / T0)) – 1) x 100

Where:

Ii	=	Update adjustment percentage for year i, where i = year 2, 3, 4 or 5.

Ii’	=	Update adjustment percentage for year i’, where i’ = year 6, 7, . . 30).

Pn	=	PPI for December of the year subject to update adjustment.

P0	=	PPI for December of the “PPI base year.”

Ti	=	Total Traffic Units (UTG) for the year subject to update adjustment.

T0	=	Total Traffic Units (UTG) for “UTG base year.”

(h)	The amount resulting from the above update adjustment calculations shall be paid in a single yearly payment to be made within 90 days of the end of the calendar year subject to update adjustment.

17.2	Environmental Expenses

If the Concession Holder incurs expenses as a consequence of correction of the effects of environmental situations already in existence as of the time of the Taking of Possession or any reconstruction deriving therefrom, any such expenses approved or authorized by ORSNA shall be deducted from the next royalty payment.

17.3	Default on Payment of Royalty

Default on payment of the royalty shall occur automatically simply upon expiration of the prescribed time limit, without need for judicial or extrajudicial demands for payment. The amount in default shall bear punitive interest at a rate equivalent to 1.5 times the discount rate for commercial transactions applied by the Argentine Central Bank as of each day of default.

18.	INSURANCE

At the time of the signing of the present Concession Contract, the Concession Holder shall be required to take out at its own expense, effective as of the Taking of Possession of the first airport and throughout the entire Concession Period, a civil liability policy in the joint names of the Concession Holder and the Concession Grantor, covering any damages, loss or injury that may occur to persons or property as a result of the performance of work or operation of the airports included in the present Contract, in such manner as to hold harmless both the Concession Holder and the Concession Grantor until the termination of the Concession Contract. The minimum amount of insurance covering the aforementioned shall be US$100 million. This amount shall be updated annually by ORSNA.

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The Concession Holder shall be required to have coverage including partial and total risks on the property granted by concession. The Concession Holder shall likewise be required to possess insurance covering any damages that may be caused by acts of God or force majeure with regard to the investment in work included in the Concession.

The Concession Holder shall be required to take out worker’s compensation insurance as provided for under law No. 24570, or, where applicable, to self-insure in accordance with the provisions of the same, and keep such insurance or self-insurance in effect as long as there remains personnel employed by the Concession Holder or its subcontractors for purposes of the present Contract.

All of the insurance provided for under the present article, and all renewals of the same, must be obtained from insurance companies of recognized standing, to the satisfaction of ORSNA.

The insurance policies and renewals thereof shall expressly provide for the obligation on the part of the insurer to notify the Concession Grantor of any failure by the Concession Holder to make payment. The insurance policy must remain in effect for at least 15 days following the date of such notice, in order to allow time to remedy the nonpayment.

Any failure on the part of the Concession Holder to fulfill the obligations for which it is responsible with regard to the taking out of insurance shall empower the Concession Grantor to take out and keep in effect the pertinent insurance, at the expense of the former. In this regard, the Concession Grantor shall have the right to pay the applicable premiums, which shall be refunded by the Concession Holder within five days, on pain of foreclosure of the guarantee provided for under article 21 of the present Contract Without prejudice to the foregoing, the Concession Holder shall in no case be released from contractual liability in the event of a casualty loss.

The Concession Holder shall be liable for all losses, claims, complaints, legal actions, costs, charges and expenses deriving or resulting from a breach on the part of the Concession Holder of the requirements of the present article, whether as a consequence of cancellation of any of the aforementioned insurance or in any other manner.

19.	LIABILITY

The Concession Holder shall be liable for all damages caused to the Concession Grantor and/or third parties as a consequence of performance of the present contract and/or failure to fulfill the obligations assumed under the same.

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20.	TAX STABILITY

The Concession Holder shall be liable for payment of all taxes established by applicable national and provincial laws and municipal ordinances. Consequently, no exception, release, preferential treatment, tax exemptions or tax stability shall apply with respect to the Concession Holder, except as arising from such laws and ordinances or the regulations associated therewith.

Without prejudice to the foregoing, if, subsequent to the date of the Taking of Possession, any change occurs in the total tax burden as the result of the enactment, modification, repeal or extinction of taxes, charges or assessments bearing or levied directly (i) on rates, charges or consideration which the Concession Holder is entitled to collect from Users; or (ii) on the activity carried on by the Concession Holder, the Concession Holder may request from ORSNA, or the latter may order at the request of a party, the appropriate change in the rates, charges or consideration which the Concession Holder is entitled to collect from Users, to the extent of the actual impact caused by such change in the tax burden.

No change or modification of the tax burden warranting the passing on of the impact in the manner provided for above shall be deemed to have occurred when the changes made relate to the profits tax or any tax coming in the future to replace or supplant the same.

The Concession Holder shall not be obligated to question the validity, legality, constitutionality or applicability of any tax provisions the competent authorities may seek to impose on the Concession Holder following the Taking of Possession, in order to be entitled to pass on the tax burden as provided for under the preceding subsection. Once the provisions making the change in the total tax burden have been enacted, the Concession Holder shall have the right to apply to ORSNA for the passing on of the same whenever regulated rates become affected, and ORSNA shall be required to grant the relief so applied for, once the impact of the Change on the Concession Holder’s economic and financial equation has been verified.

The Concession Holder’s obligation to pay the taxes and service and other charges for which it is liable shall in no case include an obligation to pay those which were outstanding or which accrued prior to the Taking of Possession, nor to pay real estate taxes, which – if any are payable – are the responsibility of the owner of the real property.

21.	CONTRACT PERFORMANCE GUARANTEE

21.1	As security for the timely fulfillment of the obligations assumed by the Concession Holder under the present Contract, the Concession Holder shall post a guarantee in the amount of US$10 million, which shall be kept in effect throughout the term of the Concession and updated in accordance with the Producer Price Index for Finished Goods, Seasonally Adjusted – Total, published monthly by the Bureau of Labor Statistics of the United States Department of Labor. The posting of this guarantee may not be invoked by the Concession Holder as a means of limiting or avoiding the complete fulfillment of all of the obligations assumed by the Concession Holder under the present Contract.

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The issuing bank and the terms on which the guarantee is issued and/or renewed must be approved by the Office of the Head of the Cabinet. The aforementioned guarantee may be renewable for successive periods of no less than two years, such renewal to occur no less than 60 days in advance of each expiration date.

21.2	Forms

The guarantee may be posted in any of the following forms, at the Concession Holder’s option:

(I)	In cash, by sight or time deposit automatically renewable every 30 days at the Argentine Central Bank, payable to the order of the Office of the Head of the Cabinet. Interest on the principal deposited shall be applied to the amount of the guarantee.

(II)	A bank surety by a bank accepted by the Office of the Head of the Cabinet, whereby the bank granting the surety constitutes itself as jointly and severally liable co-debtor pure and simple and payer of first resort, upon the first demand for payment made by ORSNA, as to any and all of the obligations assumed by the Concession Holder under the Bidding Conditions and the present Contract, and up to the amount provided for under section 20.1, with express waiver of the benefits of severance and excussio [right to demand exhaustion of remedies against the original debtor before proceeding against the surety] under the terms of article 2013 of the Civil Code and article 480 of the Commercial Code. The amount of the guarantee shall be adjusted every two years following the original posting thereof, in accordance with the change in the Producer Price Index for Finished Goods, Seasonally Adjusted – Total, published monthly by the Bureau of Labor Statistics of the United States Department of Labor.

(III)	Deposit to the order of the Office of the Head of the Cabinet, at the Argentine Central Bank, of Argentine Foreign Debt Bonds (Bonex) in a quantity sufficient, at Argentine market prices, to cover the guarantee plus an additional margin of 20%. Payments by way of amortization and interest on the bonds shall become part of the guarantee, which must be deposited in the manner provided for under (I) above.

(IV)	Insurance bond issued in the name of the Office of the Head of the Cabinet by an insurance carrier accepted by the same, in accordance with the terms provided for under (II) above, The amount of the guarantee shall be adjusted every two years following the original posting thereof in accordance with the change in the Producer Price Index for Finished Goods, Seasonally Adjusted – Total, published monthly by the Bureau of Labor Statistics of the United States Department of Labor.

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(V)	In the event of coinsurance, the policy must indicate the percentages assumed by each insurer, certifying that the same have no indebtedness due and payable to reinsurance carriers.

(VI)	The Concession Holder shall be required to submit a certificate issued by any reinsurance carriers with which its insurers do business, documenting the nonexistence of any indebtedness due and payable by the insurers to such carriers. The Concession Grantor and/or the Competent Authority shall have the right to demand the submitting of such certificates at any time they may deem the same advisable, throughout the Concession Period.

(VII)	Opening of an irrevocable and unconditional stand-by letter of credit granted by a frontline bank satisfactory to the Office of the Head of the Cabinet. The amount of the guarantee shall be adjusted every two years following the original posting thereof, in accordance with the change in the Producer Price Index for Finished Goods. Seasonally Adjusted – Total, published monthly by the Bureau of Labor Statistics of the United States Department of Labor.

21.3	Documentation

The guarantee must be established with express reference to the present Contract. The original document establishing the same shall be tendered to the Office of the Head of the Cabinet prior to the Taking of Possession. The signatures of the persons signing a surety or insurance bond must be certified by a Notary Public. As a precondition for the Taking of Possession, the Concession Holder must have received approval of the guarantee from the Office of the Head of the Cabinet.

21.4	Claims Against Guarantee

Following notice to the Concession Holder to fulfill within 15 days any obligation as on which it may have defaulted, ORSNA shall have the right to collect such portion of the guarantee as to enable it to make arrangements, either directly or through third parties and at the Concession Holder’s expense, to fulfill the obligations the latter failed to perform and cover the repairing of any damages, including legal interest deriving from the default. ORSNA shall have the right to collect against the guarantee to cover payment of fines imposed on the Concession Holder, or any other sum the latter may owe the Concession Grantor and/or ORSNA on any account.

Any failure to fulfill a clause of the present Contract shall be regarded as covered by this Contract Performance Guarantee If the nonfulfillment affects the Investment Plan, this guarantee shall be replaced by the Investment Commitment Guarantee provided for under section 10.2 of the present Contract.

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21.5	Restoration of Guarantee

In the event that ORSNA and/or the Office of the Head of the Cabinet collects part or all of the guarantee, the Concession Holder shall have a time limit of 30 days, counting from the date of collection of the guarantee, to restore the full amount of the same by depositing a sum equal to that collected. The Concession Holder shall owe the Concession Grantor the amount of interest accruing as from the fifth day following such collection, until the date of the deposit restoring the full amount of the guarantee. This interest shall be calculated in accordance with the average LIBOR rate in effect on each day of default, plus two points.

21.6	Return of Guarantee

The guarantee shall be returned to the Concession Holder, after deduction of the amounts necessary to ensure fulfillment of any outstanding obligations assumed by the Concession Holder, within 60 days of the extinction of the Concession, provided such extinction was not motivated by fault or negligence on the part of the Concession Holder. If the extinction of the Concession takes place because of fault or negligence on the part of the Concession Holder, the latter shall permanently forfeit the full amount of the guarantee, which shall be added to the compensation for damages payable to the Concession Grantor.

22.	PENALTIES

In the event of a breach of the obligations assumed by the Concession Holder, ORSNA shall have the right to impose such monetary fines as it may deem appropriate, respecting in all cases the principle of due process.

To this end, it shall be the responsibility of ORSNA to regulate the mechanism and procedure to be applied and/or the graduation of penalties, without prejudice to the provisions of the present Contract.

Delays in the Investment Plan schedule shall result in imposition by ORSNA of a penalty equivalent to 10% of the value of the unit of work that has been delayed. This fine may be collected directly by ORSNA against the Investment Commitment Guarantee which the Concession Holder is required to post.

Any monetary fines imposed by ORSNA shall become due and payable only after the handing down of a final administrative ruling.

The Concession Holder shall be required to pay any fines and penalties imposed upon it by ORSNA, but shall be entitled to claim for a refund of fines if it is able to demonstrate to the satisfaction of ORSNA that the cause of the nonperformance for which the fine was imposed is not imputable to the Concession Holder or any third party for which the Concession Holder is responsible.

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In the event that the Concession Holder demonstrates that the nonperformance or delay was not imputable to it or to persons for which it is responsible, it shall be excused from paying the penalty. If the same has already been paid, it shall be refunded to the Concession Holder, with the applicable accessory charges.

23.	RESCISSION BECAUSE OF A BREACH OF DUTY ON THE PART OF THE CONCESSION HOLDER

23.1	Breach of Duty on the Part of the Concession Holder

Without prejudice to any other rights the Concession Grantor may have by virtue of the present Contract, it shall be entitled to rescind the same in the following cases:

(a)	When the Concession Holder repeatedly comes into breach of substantial contractual obligations and fails to regularize such situation within the time limit specified by ORSNA in its notice of such breach. A substantial contractual obligation shall be understood as meaning any whose nonfulfillment by the Concession Holder gives rise to notice from ORSNA to regularize the resulting situation.

(b)	When the cumulative amount of fines imposed on the Concession Holder comes to exceed 20% of the latter’s gross revenues, net of taxes and official charges for the 12-month period concerned. This calculation and determination shall be made by ORSNA following the close of each one-year period.

In order for fines to be counted, the same must at least have been affirmed by final administrative ruling. Likewise, the gross revenues considered as mentioned above shall be those for the one-year period immediately preceding the date of calculation.

(c)	If the shareholders encumber or allow to be encumbered in any manner the shares of the Concession Holder without ORSNA’s participation, and do not proceed to secure the discharge of such encumbrance within such time limit as may be specified by ORSNA.

(d)	If a meeting of Shareholders of the Concession Holder approves, without ORSNA’s participation, an amendment to the Bylaws of the Corporation or a share issue that alters or permits alterations in the shareholdings existing at the time of incorporation, on the terms established under the Bidding Conditions.

(e)	If shares in the Concession Holder are transferred in violation of the provisions of the Bidding Conditions or without prior approval from ORSNA.

(f)	Failure to make payment of the royalty on time and in the prescribed form, in accordance with the Concession Holder’s obligation.

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In the event of any of the breaches of duty mentioned in the present article, ORSNA shall have the right to notify the Concession Holder that the latter must regularize the situation, on pain of rescission of the present Contract.

If the Concession Grantor makes use of the power granted by the present subsection, it shall pay the Concession Holder the updated value of the aviation investments made that have not been amortized as of the time dissolution is ordered, deducting from the same the following percentages by way of compensation for damages incurred by the Concession Grantor:

-	During the first ten years of the Concession, 50%.

-	During the second ten-year period of the Concession, 45%.

-	During the third ten-year period of the Concession, 40%.

Aviation investments shall be regarded as consisting of those deriving from the provisions of the present Contract or having been authorized by ORSNA as aviation investments, which are made by the Concession Holder on airport premises.

For purposes of the present section, the investments considered shall not include those not originally contemplated under the Investment Plan or not expressly authorized by ORSNA.

Without prejudice to the foregoing provisions, in the event of rescission of the Contract because of a breach of duty on the part of the Concession Holder, the Concession Grantor and ORSNA shall foreclose the guarantees posted to cover performance of the Contract and fulfillment of the Investment Plan.

23.2	Breach of Duty on the Part of the Concession Grantor

When the Concession Grantor comes into breach of its obligations in such manner as to prevent the Concession Holder from providing the service called for by the present Contract, or seriously affect the same in a permanent manner, the Concession Holder shall have the right to demand rescission of the Contract, following notice to the Concession Grantor to remedy the situation within 90 days.

The compensation for damages to which the Concession Holder shall be entitled in the event of rescission because of a breach of duty on the part of the Concession Grantor shall be limited in accordance with the following indices:

-	During the first ten years of the Concession, the amount of investments of an aviation nature made by the Concession Holder and not yet amortized shall be multiplied by 1.30.

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-	During the second ten-year period of the Concession, the amount of investments of an aviation nature made by the Concession Holder and not yet amortized shall be multiplied by 1.20.

-	During the third ten-year period of the Concession, the amount of investments of an aviation nature made by the Concession Holder and not yet amortized shall be multiplied by 1.10.

When the breach of duty on the part of the Concession Grantor that leads to rescission derives from negligence, fault or willful misconduct on the part of the Concession Grantor’s agents not remedied in a timely manner by the Concession Grantor, in accordance with the notice requirement and time limits referred to earlier in the present section, the Concession Holder shall have the right to demand in accordance with applicable provisions of law compensation for damages, with the exception of lost profits, deriving from the valid commitments assumed by the latter.

24.	END OF CONCESSION

Termination of the Concession shall generate the following consequences:

24.1	Delivery

On the expiration date of the Concession Period, the Concession Holder shall be required to turn over Airport Group A to the Concession Grantor, with all of the property appointed to the same, including that deriving from the Investment Plan, at no charge to the National Government.

24.2	Property

The property which the Concession Holder is required to turn over to the Concession Grantor must be in good condition, except for the normal deterioration resulting from the passage of time.

24.3	Debts of Concession Holder

The Concession Holder shall be required to assume responsibility for payment of all of its debts, and on no account shall be permitted to transfer the same to the Concession Grantor.

24.4	Services Included in Concession

The Concession Holder shall be required to restore to the Concession Grantor upon termination of the Concession all of the services included in the same, with the technological advances and development incorporated into the same, and the new services established in connection with those previously in existence, with no light to consideration of any kind.

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24.5	Contracts in Process of Performance

As a general principle, it is hereby provided that no contract in the process of performance shall be transferred to the Concession Grantor upon termination of the Concession. Without prejudice to the foregoing, the Concession Holder shall be required to include in its contracts clauses obligating those providing goods or services to continue contracts in the process of performance for at least 180 days following the return of the Concession, with an option to rescind on the part of the Concession Grantor. The provisions specified under section 23.2 of the present Contract shall also be included.

25.	BUYOUT OF CONCESSION

25.1	Time

The Concession Grantor shall have the right to buy out the Concession once 20 years have elapsed following the Effective Date.

25.2	Consequences

In the event of a buyout of the Concession, only the following shall be allowed by way of damages:

-	The amount of investments of an aviation nature made by the Concession Holder and not yet amortized as of the time of the buyout, multiplied by 1.10.

The investments considered shall not include any not originally contemplated under the Investment Plan or not expressly authorized by ORSNA.

As to all other airport investments (meaning all other investments made by the Concession Holder on airport premises), credit shall be allowed for the portion not yet amortized as of the time of the buyout.

For purposes hereof, all of the provisions relating to the normal termination of the Concession shall apply, except as follows:

-	Contracts in the process of performance shall pass to the Concession Grantor.

-	The Concession Grantor shall assume in full any debts incurred by the Concession Holder to acquire goods or services for purposes of providing airport service, with the exception of those provided for under the Investment Plan. Compensation for the latter shall be provided as part of the payment to be made by the Concession Grantor.

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In no case shall credit be allowed for lost profits.

Only maintenance expenses included in Major Corrective Maintenance provided for under the Investment Plan shall be considered for purposes of amortization.

26.	ASSIGNMENT

The lights and obligations of the Concession Holder deriving from the present Contract, relating directly or indirectly to aviation activities, shall not be assigned to any third party without the prior consent of ORSNA and the National Executive Branch.

The Concession Holder is authorized to grant concessions as to the commercial operation of Airport Group A and/or portions thereof to third parties during the term of the present Contract, provided such concessions do not involve or interfere with aviation activities.

27.	CONTROVERSIES

Any dispute between the Concession Holder and the Argentine Air Force and/or Air Carriers with regard to the management and/or operation of Airport Group A shall be submitted to ORSNA prior to the filing of any judicial proceedings with respect to the same.

28.	APPLICABLE LAW AND JURISDICTION

The Contract shall be governed and interpreted in accordance with the laws of Argentina, including in particular the rules and principles of Aviation and Administrative Law, provided, however, that the foregoing shall not prevent the relationships existing between the Concession Holder and third parties from being governed substantially by Private Law.

For all purposes under the present Contract, except as otherwise provided for under article 31 and article 75, section 22 of the Argentine Constitution, the parties accept the jurisdiction of the competent Federal Courts of the city of Buenos Aires.

Any notice given to one party by another shall be valid if given to the domiciles respectively elected by the parties.

As evidence of approval, subject to referral to the National Executive Branch, the present document is signed in three copies of identical contents to one and the same effect, in Buenos Aires, on February 9, 1998, to take effect upon approval by the National Executive Branch by means of the appropriate Executive Order.

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[Four signatures – Illegible]

[Signatures notarized by Marta María R. Iacometti, Notarial Clerk in the General Notarial Office of the National Government; seal]

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EXHIBITS

1.	Rate Mechanism

2.	Initial Rate Schedule

3.	Investment Plan

4.	Airport Standards / Quality of Service

5.	Listing of National Airport System Group A Airports

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EXHIBIT 1 – RATE MECHANISM

The National Airport System Regulatory Body (ORSNA), in order to regulate National Airport System (SNA) aviation charges, shall apply the mechanism described in detail as follows:

The adjustment of rates shall be based on the formula PPI-X, where:

-	PPI means the Producer Price Index published monthly by the Bureau of Labor Statistics of the United States Department of Labor.

-	X represents an adjustment factor which is set by ORSNA in accordance with the guidelines set forth in the present Exhibit.

Without prejudice to the figures established for the Initial Rate Schedule, the applicable aviation charges shall be reviewed by ORSNA every three to five years, as the latter may deem appropriate. At the time of each rate review, ORSNA shall set the value for the adjustment factor X, which may have point values for each year or for a given period of time.

A.	Adjustment Factor X

In calculating adjustment factor X, ORSNA shall take into account five basic variables, as follows:

1.	Increase in Traffic

Must be in such form as to be able to be converted into a projection of aviation revenues. This means that traffic projections must be expressed in terms of domestic and international passengers and aircraft movements, and the latter must likewise be broken down by aircraft type and maximum take-off weight, a fundamental factor in determining several aviation charges.

2.	Improvements in Efficiency

In response to the advantages resulting from the developing of economies of scale, ORSNA shall estimate the extent of airport management cost savings benefits, or, alternatively, set reasonable cost reduction goals for each successive period of three to five years.

3.	Level of Services

ORSNA shall have the right to impose certain service quality levels for different groups of airports, depending on their size (passenger and air craft traffic volume), characteristics (size of terminal, runways and operations area). The fundamental objective is to ensure that the airport operator does not generate profits by reducing the quality of service.

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Levels of service are to be determined by ORSNA based on studies carried out by the latter or subcontracted to specialist consultants, who shall prepare a thorough analysis of the needs of users (airlines and passengers). The methods to be used include the Service Quality Index, which is calibrated by means of a questionnaire circulated to users.

4.	Projected Investment Levels

Once the Project Master Plans have been approved by ORSNA, the total investment value for the next five-year period shall be determined.

5.	Projected Rate of Return

The objective rate of return considered acceptable by ORSNA, as well as by the operator(s) of the airport(s). This rate must be in proportion to the rates of return achieved in other generally similar service industries in Argentina. It must also include a risk premium in view of the uncertainty associated with managing a large number of small, relatively unprofitable airports.

The rate of return to be used is the return on principal. This is adjusted operating income (operating revenues less costs less amortization) expressed as a percentage of principal.

The diagram below shows the relationship among the various variables and the information necessary for determining the adjustment coefficient X.

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B.	Value of Concession Holder’s Assets or Investment

The figure used as the value of the Concession Holder’s assets shall be that actually paid by the Concession Holder. This represents the investment that will be used by the new owner or concession holder of the airport to determine the concession holder’s future return value.

By way of updating the future value of the assets, the value of the same is adjusted every three to five years, in order to reflect new investments and inflation. The net investment consists of investment disbursements less the proceeds from sales of assets, if any The CPI for the construction industry [is used] to increase the value of the assets.

C.	Determination of Prices of Network or Multiple Services

Airports and airfields are divided into five different categories for rate setting purposes. The rate structure is applicable to all categories, but the level of the charges may vary for any or all of the categories. ORSNA, taking into consideration cost structures, levels and composition of traffic for each of the airport groups, is to set rate levels for each specific category.

The airports are listed below by category.

CATEGORY ONE - CLASS “A”

Buenos Aires - Jorge Newbery (Aeroparque)

Buenos Aires - Ministro Pistarini Airport, Ezeiza

CATEGORY ONE

Bahía Blanca / Comandante Espora	Río Gallegos
Catamarca	Río Grande
Iguazú Falls	Rosario
Comodoro Rivadavia	Salta
Córdoba	San Carlos de Bariloche
Corrientes	San Juan
Esquel	San Luis
Formosa	Santa Rosa
Jujuy	Santiago del Estero
La Rioja	Sauce Viejo
Mar del Plata	Tandil
Mendoza / El Plumerillo	Trelew
Neuquén	Tucumán
Paraná / General Urquiza	Villa Reynolds
Posadas	Viedma
Resistencia

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CATEGORY TWO

Concordia / Comodoro	Pierrestegui
Don Torcuato	Puerto Deseado
General Pico	Puerto Madryn
Gualeguaychú	Reconquista
Jurnín	Río Cuarto / Área de Material
La Plata	San Antonio Oeste
Malargüe	San Fernando
Marcos Juárez	San Martín de los Andes / Chapelco
Morón	San Julián
Necochea	San Rafael
Paso de los Libres	Ushuaia
Villa Gesell

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CATEGORY THREE

Apóstoles	Las Lomitas (Formosa)
Bella Vista (Corrientes)	Las Ovejas (Neuquén)
Bolívar	Loncohué
Cañadón Seco (Santa Cruz)	Mendoza (Aeroparque)
Catamarca (Aeroclub)	Mercedes (Corrientes)
Chacharramendí (La Pampa)	Monte Caseros
Chilecito	Olavarría
Chos Malal (Neuquén)	Orán
Clorinda	Pedro Luro (Buenos Aires)
Colonia Catriel (Río Negro)	Pehuajó
Comandante Luis Piedrabuena	Peigamino
Comodoro Rivadavia / 13 de Diciembre	Perito Moreno
Coronel Suárez	Quemú-Quemú
Curuzú Cuaitá	Realicó (La Pampa)
Cutral Có	Rincón de los Sauces
Doctor Mariano Moreno	San Juan (Aeroclub)
El Bolsón	San Nicolás de los Arroyos
El Colorado (Formosa)	Santa Cruz
El Maitén	Santa Teresita
El Turbio	Santa Victoria (Salta)
General Acha	Sierra Grande
General Roca	Tartagal
General Villegas	Tinogasta (Catamarca)
Gobernador Gordillo	Trelew (Aeroclub)
Gobernador Gregores	Trenque Lauquen / Ñanco Lauquen
Goya	Tres Arroyos
Jacinto Arauz (La Pampa)	25 de Mayo (La Pampa)
Jujuy (Aeroclub)	Venado Tuerto
Lago Argentino	Villa Minetti (Santa Fe)
Las Heras (Santa Cruz)	Zapala
Las Lajas (Neuquén)

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CATEGORY FOUR

Aeroclub Laboulaye	Lago Nahuel Huapi
Aeroclub Pinamar	Laprida
Alto Río Senguerr	Las Flores
Alvear (Corrientes)	Lincoln
Alvear (Aeroparque Rosario)	Lobos
Arrecifes	Maipú
Ayacucho	Mar del Plata / Batán (Aeroclub)
Azul	Matanza
Balcarce	Mercedes (Buenos Aires)
Bell Ville	Mercedes (San Luis)
Bragado	Miramar
Carlos Casares	Nueve de Julio
Carmen de Patagones	Pellegrini
Chacabuco	Pigüé
Charata	Presidente Roque Saenz Peña
Chivilcoy	Punta Alta
Club de Planeadores “Rivadavia”	Quilmes
Concepción del Uruguay	Rafaela
Coronel Dorrego	Río Mayo
Coronel Olmedo	Rufino
Coronel Pringles	Saladillo
Coronel Vidal	San Antonio de Areco
Curuzú Cuatía (Aeroclub)	San Francisco (Córdoba)
Dolores	San Justo / Aeroclub Argentino
Eldorado	San Martín (Mendoza)
Elizalde	San Martín de los Andes (Aeroclub)
Esperanza	San Miguel del Monte
General Alvear (Mendoza)	San Pedro
General Alvear (Aeroclub)	Santo Tomé (Aeroclub) (CRR)
General José de San Martín (Chaco)	Sarmiento
General Lamadrid	Sunchales (Aeroclub)
General Madariaga	Tandil (Aeroclub)
General Viamonte / Los Toldos	Vedia
González Chávez	Verónica
Goya (Aeroclub)	Victoria
Gualeguay	Villa Ángela
Henderson	Villa Dolores
José de San Martín (Chubut)	Villa María
La Cumbre	Zárate
Lago Buenos Aires

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EXHIBIT 2 – INITIAL RATE SCHEDULE

For all purposes in connection with this Exhibit, the “Category One – Class A” airports are treated as included in “Category One.”

1.	Landing Charge

International Flights

US$ per ton	Airport Category
Aircraft weight (tons)	I	II	III	IV
5-30 tons	4.62	2.75	1.65	1.65
31-80 tons	5.28	3.30	1.93	1.93
81-170 tons	6.49	3.96	—	—
>170 tons	7.19	—	—	—
Minimum charge	20.00	10.00	6.00	6.00
Surcharge for operation outside normal hours	260.00	188.00	120.00	120.00
Surcharge for night runway marking	30%	30%	30%	30%

Domestic Flights

US$ per ton	Airport Category
Aircraft weight (tons)>	I	II	III	IV
5-30 tons	2.20	1.40	0.90	0.55
31-80 tons	2.40	1.60	1.10	—
81-170 tons	2.65	1.85	—	—
>170 tons	3.10	—	—	—
Minimum charge	14.10	10.70	7.10	3.60
Surcharge for operation outside normal hours	260.00	188.00	120.00	68.00
Surcharge for night runway marking	30%	30%	30%	30%

This charge must be paid by any commercial aircraft in scheduled or nonscheduled service, and also by private aviation in general, with the exception of smaller aircraft (weight under two tons).

(a)	Landing Surcharge

International Flights

Surcharge for peak hours equivalent to 50% of landing charge. This would apply only to international landings at Jorge Newbery (Aeroparque) during the hours from 6:00 to 10:00 a.m. and from 6:30 to 9:30 p.m. for all operations from Monday through Sunday.

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Domestic Flights

Surcharge for peak hours equivalent to 50% of landing charge. This would apply only to domestic landings at Jorge Newbery (Aeroparque) during the hours from 6:00 to 10:00 a.m. and from 6:30 to 9:30 p.m. for all operations from Monday through Sunday.

2.	Aircraft Parking Charge

International Flights

US$ per ton, hour or fraction	Airport Category
Aircraft weight (tons)	EZE/AEP	I	II	III	IV
5-80 tons	0.28	0.14	0.10	0.08	0.08
81-170 tons	0.39	0.16	0.11	0.09	—
> 170 tons	0.80	0.18	0.12	—	—
Minimum charge	6.00	4.00	2.00	2.00	2.00

EZE: Ministro Pistarini (Ezeiza)

AEP: Jorge Newbery (Aeroparque)

This charge must be paid by any commercial aircraft in scheduled or nonscheduled service, and also by private aviation in general, with the exception of smaller aircraft (weight under two tons).

No free parking time applies at any airport.

Special charge for Ezeiza and Aeroparque for aircraft parked on the operating platform only; for aircraft parked on a remote platform, the charge for Category I shall apply.

Domestic Flights

US$ per ton, hour or fraction	Airport Category
Aircraft weight (tons)	EZE/AEP	I	II	III	IV
5-80 tons	0.20	0.12	0.10	0.07	0.05
81-170 tons	0.27	0.15	0.12	0.10	—
>170 tons	0.35	0.20	0.14	—	—
Minimum charge	7.90	5.20	3.30	2.40	1.50

EZE: Ministro Pistarini (Ezeiza)

AEP: Jorge Newbery (Aeroparque)

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This charge must be paid by any commercial aircraft in scheduled or nonscheduled service, and also by private aviation in general, with the exception of smaller aircraft (weight under five tons). The latter shall pay this charge only when parking time exceeds 15 days during a one-month period.

No free parking time applies at any airport.

Special charge for Ezeiza and Aeroparque for aircraft parked on the operating platform only; for aircraft parked on a remote platform, the charge for Category I shall apply.

3.	Airport Use Charge

International Flights

Per passenger boarded	Airport Category
	I	II	III	IV
Effective JAN 01 98	18.00	13.00	13.00	13.00

Diplomats, infants and passengers in transit are exempt from payment of this charge.

Passengers on international flights between Buenos Aires and Uruguay shall pay the equivalent of $8.00 for airport use charges.

For purposes of exclusion from payment of the Airport Use Charge, infants are defined as minors under the age of three if travelling as passengers on domestic flights, and under the age of two if travelling as passengers on international flights.

Domestic Flights

Per passenger boarded	Airport Category
	I	II	III	IV
Effective JAN 01 99	5.00	3.50	3.50	3.50
Effective JAN 01 98	4.00	2.50	2.50	2.50

Infants and passengers in transit are exempt from payment of this charge.

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4.	Security Charge

International Flights

Charge of $2.50 per international passenger boarded. Infants and passengers in transit are exempt from payment of this charge.

Domestic Flights

Charge of $1.00 per domestic passenger boarded. Infants and passengers in transit are exempt from payment of this charge.

5.	Immigration Charge

An immigration charge of $3.00 per international passenger boarded shall apply.

6.	Charge for Use of Telescoping Corridors

For each half hour or fraction	Airport
	Ezeiza	Others
Per aircraft	50.00	50.00

This charge applies equally to aircraft operating domestic and/or international flights.

7.	En Route Flight Protection Charge

International Flights

Aircraft Weight (MTOW)	$
< 20 tons	0.03 x √P
21-40 tons	0.04 x √P
41-100 tons	0.05 x √P
> 100 tons	0.055 x √P

P = Aircraft weight

Applicable to aircraft operating scheduled and nonscheduled flights, per kilometer covered and ton of weight.

Domestic Flights

Aircraft Weight (MTOW)	$
Per ton	0.0035 x √P

P = Aircraft weight

Applicable to aircraft operating scheduled and nonscheduled flights, per kilometer covered and ton of weight.

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8.	Landing Support Charge

International Flights

< 20 tons	0.20 per ton
21-40 tons	0.40 per ton
41-100 tons	0.60 per ton
> 100 tons	0.80 per ton

This charge is cumulative by weight range. For example, if an aircraft weighs 318 tons, the first 20 are calculated at the rate of $0.20 each, the next 20 at $0.40 each, the next 60 at $0.60 each and the remaining 218 tons at $0.80 each.

This charge is applicable only at those airports which have the appropriate services and equipment for landing support tasks; that is, terminal radar and/or instrument approach service (ILS).

Domestic Flights

The equivalent of 50% of the charge for international flights shall apply, the terms of application being otherwise the same.

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EXHIBIT 3 – INVESTMENT PLAN

The Concession Holder is obligated to meet the airport standards contained in the present Exhibit, and, where applicable, to accelerate Obligatory Minimum Investments to satisfy air traffic demand.

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EXHIBIT 4 – AIRPORT STANDARDS / QUALITY OF SERVICE

A.	Airport Standards

With regard to design, construction, operation, management, maintenance, renovation, replacement, improvements, development of buildings, equipment, facilities and systems involved in airport activity, the applicable standards shall be those prudently and reasonably established by the National Airport System Regulatory Body (ORSNA), in accordance with the following guidelines:

1.	The standards must be substantially analogous to those established in the IATA Airport Development Reference Manual and by ICAO in accordance with the Chicago Convention of 1944 (Exhibits 2, 4, 6, 9, 10, 11, 12, 14, 15, 16, 17 and 18).

2.	Other airports located outside Argentina shall be used as a basis for comparison, according to size and type.

If the Concession Holder departs from the applicable standards, it shall be required to submit a written proposal to ORSNA for the latter’s approval.

3.	Equipment must meet U.S. Government equipment quality test standards.

B.	Quality of Service

In order to maintain Quality of Service at Group A Airports, ORSNA shall conduct an annual survey of passengers in accordance with sound statistical practices, and of all of the Air Carriers using Airport Group A, in or der to ascertain their opinions concerning the quality of the service provided at the airports. This survey shall be conducted at the Concession Holder’s expense. Before any survey is conducted, the Regulatory Body shall reach an agreement with the Concession Holder on the scoring system to be used in identifying through passenger responses those instances in which minimum service levels were not achieved.

Any survey whose results are below the agreed minimum levels shall be published in the Annual Service Report (see below).

The quality service survey shall be only one of the references used in measuring this indicator, and the same shall be evaluated by ORSNA specialists or third parties retained for the purpose, using systematic criteria.

ORSNA shall evaluate independently the desirability of conducting inspection services, and shall have the right to conduct the same, at all airports managed by the Concession Holder. No advance notice to the Concession Holder shall be required before conducting an inspection; advance notice of the aspects to be inspected shall be at the discretion of ORSNA. Inspections must be conducted at least once a year for each airport with passenger traffic exceeding 750,000.

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ORSNA and the Concession Holder shall hold an annual informational meeting, at which the Concession Holder shall be notified of the results of the surveys and inspections, and of any complaints and comments received directly from airport users. At this meeting, the Concession Holder shall inform ORSNA of its plans for improving service.

The minutes of this meeting shall serve as the basis for an Annual Service Report to be prepared by ORSNA and published.

If, in the judgment of ORSNA, the Concession Holder is not meeting minimum service levels, the Concession Holder shall have 90 days to remedy the deficiencies, unless a different period is agreed upon with the Concession Holder. If the Concession Holder does not take the appropriate measures, ORSNA shall impose the penalties provided for under the Concession Contract.

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EXHIBIT 5: AIRPORTS INCLUDED IN THE CONCESSION

EMERGING FROM THE BIDDING COMPETITION

Airport Location		Name
1.	City of Buenos Aires	Aeroparque
2.	Bariloche	San Carlos de Bariloche
3	Comodoro Rivadavia	General Enrique Mosconi
4.	Córdoba	Ingeniero Aeronáutico A.L.V. Taravella
5.	Esquel	Esquel
6.	Ezeiza	Ministro Pistarini
7.	Formosa	Formosa
8.	General Pico	General Pico
9.	Iguazú	Cataratas del Iguazú
10.	La Rioja	Capitán Vicente A. Almonacid
11.	Mendoza	El Plumerillo
12.	Posadas	General José de San Martin
13.	Río Gallegos	Piloto Civil N. Fernández
14.	Río Grande	Río Grande
15.	San Fernando	San Fernando
16.	San Luis	San Luis
17.	San Rafael	San Rafael
18.	Santiago del Estero	Santiago del Estero
19.	Santa Rosa	Santa Rosa
20.	Viedma	Gobernador Castillo
21.	Villa Reynolds	Villa Reynolds
22.	Salta	Salta
23.	Tucumán	Teniente Benjamín Matienzo
24.	Catamarca	Catamarca
25.	Paraná	General Justo José de Urquiza
26.	Río Cuarto	Área de Material
27.	Resistencia	Resistencia
28.	Jujuy	Gobernador Horacio Guzmán
29.	San Juan	San Juan
30.	Malargüe	Malargüe
31.	Puerto Madryn	El Tehuelche
32.	Reconquista	Reconquista
33.	Mar del Plata	Brigadier General Bartolomé de la Colina

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